Exhibit 10.25

(English translation from the German original)

LEASE AGREEMENT FOR COMMERCIAL SPACE

Ø Steinert [illegible]

between

DU PONT DE NEMOURS (Deutschland) [Germany] GMBH

Bad Homburg v.d.H. [Bad Homburg von der Höhe]

-hereinafter referred to as the “Lessor”-

and

LINOTYPE-HELL AG

Eschborn

-hereinafter referred to as the “Lessor”-

1.	OBJECT OF THE LEASE

1.1	The Lessor leases in its administrative building on Du Pont-Str. 1 in 61352 Bad Homburg v.d.H. the office spaces identified in Attachment 1 on the first floor for the operation of a sales, administration, training and service location and the cellar spaces and storage spaces identified in Attachment 1. The space being leased out as office spaces amounts to a total of 1,750 m² (238 axles). This includes all ancillary spaces inside and outside the leased space. The space leased out as cellar space amounts to a total of 100 m², and the space leased out as storage space also amounts to a total of 100 m².

The Lessee is entitled to use the pantries and restroom facilities identified in Attachment 1, as well as 80 (in words: eighty) employee parking spaces in the parking lot behind the administrative building.

1.2	Upon transfer of the lease object to the Lessee the contract parties shall draw up a written protocol of transfer, which is to be signed by both parties.

1.3	Building access cards will be given to the Lessee by the Lessor for each of the Lessee’s employees working in the leased spaces. They will be billed to the Lessee at the Lessor’s cost price per card of DM 12.50 incl. VAT. The building access cards shall remain the property of the Lessor. The Lessor’s rules concerning handling the cards and their replacement in the event of loss, damage etc. (Attachment 2) apply analogously.

[initials]	[initials]

The Lessee shall indemnify the Lessor from any damages caused to him or a third-party on account of damage, loss or unauthorized use of the card. The Lessee shall bear the burden of proof to demonstrate it is not the fault of the Lessee.

1.4	Use of, e.g., the conference center, company restaurant, travel agency, including cashier, medical clinic and other office services (services offered can be found in Attachment 4) is exclusively subject to an additional agreement to be concluded separately. In emergencies the Lessee shall have access to the Lessor’s medical clinic even if there is no special agreement concerning its use.

2.	LEASE TERM, CANCELLATION

2.1	The lease shall begin on 08/01/1997 and shall automatically end on 07/31/2002. The Lessee has the right to renew the lease by five (5) years by unilateral declaration (“Option right”). The option right must be exercised by 10/31/2001 by means of written notification to the Lessor.

If the option right is exercised by the Lessee and the lease agreement is not cancelled in writing by one of the parties within nine (9) months to 07/31/2007, the lease shall convert into an unlimited lease on 08/01/2007 which may be cancelled at any time by either party within nine (9) months to the end of the calendar month.

2.2	Notification of cancellation must be received in writing by the third business day of the first month of the cancellation period. In the event of cancellation due to arrears of rent, the rent shall also include ancillary costs.

2.3	The Lessor shall offer in writing the Lessee any office space that becomes available to rent in the administrative building during the lease term. The Lessee shall notify the Lessor within two months after receipt of the offer as to whether it accepts the offer.

3.	RENT

3.1

For the lease term of 08/01/1997 through 07/31/2002 the rent for office space shall be DM 22.00 per m2 a month (in words: twenty-two), i.e., a total of DM 38.500.00 (in words: thirty-eight thousand, five hundred), DM 10.00 per m2 for cellar space (in words: ten), i.e., DM 1,000.00 in total (in words: one thousand) as well as DM 13.00 per m² for storage space (in words: thirteen), i.e., DM 1,300.00 in total (in words: one thousand three hundred).

[initials]	[initials]

In addition to paying rent for office and cellar/storage space under this clause, there shall be an additional fee for the use of forty (40) employee parking spaces. The rent for one parking space is DM 70.00 a month (in words: seventy).

3.2	Should the Lessee exercise its option right, the rent for the period from 08/01/2002 through 07/31/2007 may be reset if one of the parties desires this to occur and such desire has been communicated to the other contract party in writing by 12/31/2001 at the latest.

If the contract parties do not agree to a new rent by 03/31/2002, at the request of one or both parties an expert appointed as arbitrator by the Chamber of Commerce and Industry in pursuance of §317 BGB [Civil Code] shall decide at his or her own discretion if and to what amount a change in rent should take effect. At that point the new rent shall be binding for both parties from the first of the next month after requesting the contract partner to comply with a change. The costs of this process shall be borne by the parties in proportion to their success and failure as compared to the state of negotiations before referring the case to the Chamber of Commerce and Industry.

3.3	The following ancillary costs are not included in the above rent and are therefore payable separately as lump sums and/or as installment payments:

• Heat/water/sewage/ insurance/property tax	1.00 DM per m2
• Security/reception	1.50 DM per m2
• Facility services of Attachment 3	2.50 DM per m2

The lump sums for the ancillary costs “heat/water/sewage/insurance/property tax” and the installment payment for “electricity” may be reset by the Lessor in writing with three months prior notice at the beginning of a calendar month. The Lessor shall provide reasons for the requested change.

The lump sums for the ancillary costs “security/reception” and “facility services” are fixed until 07/31/2002. After that point new contract terms for these lump sums can be stipulated. Clause 3.2 applies analogously to the change in the lump sums for these ancillary costs. All other ancillary costs (with the exception of electricity - see below) are included. Those ancillary costs will not be billed.

• Electricity	~~TBD DM per m2~~

The costs for electricity shall be billed annually ~~based on the area of the lease object~~ based on consumption according to an installed meter.

[Handwritten:] The Lessee shall make monthly installment payments on this of DM 4300.00.

[initials]	[initials]

3.4	Rent is due by the third business day of each month at the latest and payable at no cost to the bank account disclosed to the Lessee by the Lessor. Unless stipulated otherwise the ancillary costs shall be payable along with the rent. Prompt payment is not defined by when the money was sent, but by when the money was received.

3.5	If the Lessee is in arrears in the payment of the rent, then payments shall be applied first to claims that are in danger of becoming time-barred, then to costs, interests and other debts, unless the Lessee arranges different terms.

3.6	The Lessee may only exercise a claim for a reduction in the rent if it has notified the Lessor hereof in writing at least one month before the rent due date.

3.7	Retaining rent payment and using rent payment for the purpose of offsetting due to claims from another debt is precluded unless it concerns undisputed claims or claims which have been determined to be legally valid.

4.	ANCILLARY RIGHTS AND OBLIGATIONS OF THE LESSEE

4.1	The Lessor or/and its authorized representative may enter the leased spaces during business hours, after giving prior timely notification, in order to inspect the condition of the leased spaces or for other important reasons. The Lessor shall be authorized to access the leased spaces at any time of the day or night in the event of danger.

4.2	The Lessee will ensure that its confidential documents are sealed by its employees after leaving the offices and kept inaccessible to third parties.

4.3	The Lessee shall comply with the facility rules and regulations (Attachment 2) at all times and properly instruct its employees on those rules.

4.4	The Lessee is entitled to install exterior advertising at its own cost on the freestanding advertising equipment located on the property as well as on the billboard located immediately next to the main entrance (a maximum of 2 company names each). The appearance of the exterior advertising must be approved in advance by DuPont.

5.	HEATING

The office space will be heated daily from 7 a.m. to 7 p.m. to an extent that is customary for the Lessor itself (approx. 20°C room temperature).

[initials]	[initials]

Heat and/or backup heat cannot be demanded in the event of disruptions, force majeure, orders from public officials or in the event of some other service incapacity (e.g., fuel shortage), unless such incapacity is due to malice or gross negligence on the part of the Lessor. The rights of the Lessee from §537 BGB shall remain in full force. The Lessee shall not be entitled to compensation for damages unless the Lessor acted maliciously or out of gross negligence. The Lessor must remedy any disruptions immediately.

6.	UTILIZATION OF THE LEASE OBJECT/SURRENDER OF USE

6.1	The Lessee may only use the lease object for purposes and lines of business different than those set forth in Clause 1 with the written permission of the Lessor; it is not allowed to entirely or partially cease business operations.

6.2	Without the written permission of the Lessor the Lessee has neither the right to sublease the lease object nor surrender use of the lease object to third parties. The permission of the Lessor shall only be valid for the specific case and that permission may be withdrawn for important reasons.

6.3	The Lessee herewith transfers, in anticipation of any surrender of use of the lease object to a third party, the receivables it has on the sublessee including any right of pledge to the amount of the rent demanded by the Lessor as surety.

6.4	The Lessor is not required to provide access to and/or keep building equipment for community use in operation beyond regular operating and business times.

6.5	The Lessor shall provide any licenses relevant to the building for the operations of the Lessee and keep them up to date.

7.	OFFICIAL LICENSES, DANGER FROM EQUIPMENT AND INSTALLATIONS OPERATED BY THE LESSEE

7.1	The Lessor assumes no liability for the issuing of commercial licenses for the intended business and/or for the continuity of licenses issued. This applies especially to concessions; [sic] requirements imposed by commercial authorities or other agencies are to be fulfilled by the Lessee at the its own expense.

7.2	Clause 7.1 shall not apply, however, if the quality and location of the lease object is not appropriate for the contracted purpose.

[initials]	[initials]

7.3

The permissible load limit on the storey floors for installing machines, heavy objects, other equipment and installations is 250 kg/m2. The Lessee shall be liable for damages caused by noncompliance with the permissible load limit. The Lessee shall be liable for all equipment and installations operated or brought onto the premises by the Lessee. Should unacceptable detriment or incompatibilities result from the installation or operation of equipment and installations of the Lessee, the Lessee shall be required, to the extent it is unable to find a remedy, to remove them and/or discontinue their operation.

8.	MAINTENANCE AND REPAIR OF THE LEASE OBJECT

8.1	The Lessee is to provide for sufficient cleaning, ventilation and heating of the lease object and to care for the spaces and installations and keep them free of pests.

8.2	The Lessee is liable to pay compensation for any damage to the object of the lease and the building as well as any equipment that belongs to the leased spaces or the building if they were caused by the Lessee or people who are involved in its business as well as sublessees. This also applies to damage caused by visitors, vendors and workmen, to the extent they are auxiliary personnel of the Lessee.

8.3	The Lessee must immediately notify the Lessor of any damage that occurs in or to the object of the lease. The Lessee shall be liable to pay compensation for any subsequent damage caused by untimely notification.

8.4	The Lessor shall not be liable for damages suffered by the Lessee to objects and furnishings which belong to it, no matter what the type, cause, duration and scope the consequences, unless the Lessor caused the damages deliberately or through gross negligence.

9.	CHANGES TO AND IN THE OBJECT OF THE LEASE BY THE LESSOR

9.1	Changes to and in the object of the lease, in particular fittings and conversions, installation and the like, can only be made with the written permission of the Lessor (condition of the object of the lease: Attachment 1 and Protocol of Transfer of Clause (1.2)). At the request of the Lessor, the Lessee shall be required to remove the fittings or conversions entirely or partially in the event it vacates the object of the lease, and to return the object of the lease to its previous condition, without any requirement for a precondition of approval from the Lessor.

[initials]	[initials]

9.2	If at the end of the lease the Lessee wishes to remove furnishings with which it has furnished the object of the lease, it must first offer them to the Lessor. When doing so the Lessee must communicate its asking price and verify the reinstatement costs and time that would be spent for such reinstatement. If the Lessor desires to take over the furnishings, it must pay the Lessor a reasonable compensation.

9.3	Gas and electrical devices may only be connected to the existing network after a safety test has been performed by the Lessor’s department of building services. The Lessee shall not incur any additional costs for the safety test. This does not include standard devices from the product program of the Lessee that are brought into the object of the lease only briefly for test runs.

10.	COMPETITION CLAUSE

During the term of the lease agreement the Lessor shall not lease any space at the administrative building Du Pont Str. 1 in 61352 Bad Homburg v.d.H. to third parties whose products stand in direct competition with the products of the Lessee.

11.	TERMINATION OF THE LEASE

11.1	The Lessee must return the object of the lease in a clean condition. If the Lessee fails to meet this requirement or fails to meet it in a timely fashion, the Lessor may have the object of the lease cleaned at the Lessee’s expense.

The move-out obligation of the Lessee extends to all objects in the leased area, to the extent they do not belong to the Lessor. If the Lessee does not meet this requirement, the Lessor shall have the right to have such objects removed at the expense of the Lessee. There is no compulsory safekeeping requirement for the Lessor.

11.2	If the lease ends due to termination without notice by the Lessor, then the Lessee shall be liable for the loss in rent resulting from the object of the lease standing empty until expiry of the agreed lease term or if the previous rent cannot be achieved for the new rental.

11.3	The Lessee must return all access cards to the Lessor at the end of the lease term.

[initials]	[initials]

12.	ADDITIONAL AGREEMENT

It is understood that Linotype-Hell AG does not require the lease spaces for its own offices, but for its subsidiaries

Linotype Library GmbH

Linotype-Hell Color Publishing Solutions GmbH

or others and that it shall sublease the leased spaces to them. The Lessor agrees to this sublease. Clause 6 does not apply.

The Lessor is also aware that the plan is soon to merge Linotype-Hell AG into its majority shareholder, Heidelberg Druckmaschinen AG, which will then enter within the scope of universal succession into all rights and obligations of Linotype-Hell AG and thus into this lease agreement as well in place of Linotype-Hell AG.

13.	CONTRACT AMENDMENTS

Secondary agreements, amendments, additions and cancellation of the contract including this clause are required in writing in order to be valid.

Bad Homburg v.d.H., [handwritten:] 06/12/97

DU PONT DE NEMOURS (Deutschland) GMBH

                            ppa.

[signature]	[signature]
Dr. M.H. Bobzien	M. Gant

Eschborn, [handwritten:] 06/13/1997

LINOTYPE-HELL AG

[signature]	[signature]

Attachments:	Attachment 1:	Plan
	Attachment 2:	Facility rules and regulations
	Attachment 3:	Facility Services
	Attachment 4:	Special Clauses

[letterhead]

Du Pont de Nemours

(Deutschland) GmbH

Du Pont-Str. 1

61352 Bad Homburg

06/13/97

Lease contract for commercial space

Dear Sirs:

Attached please find both original copies of the contract, which we—as discussed on the phone—have amended on page 3 with respect to the billing for energy consumption. Please also initial this change for your part and return one of the original copies to us for our files.

As a matter of proper form we would also like to confirm the result of the meeting with Mr. M. Gant of your offices on June 12th, according to which your company is granting us discounts on the rent, which are itemized in a memorandum dated 6/12/1997, to the total amount of DM 442,775.00 in the form of five “free months” and omission of a broker’s fee.

Best regards,

Linotype-Hell AG

Department of Contracts and Legal Mattes

[signature]

Dr. Volker Stückradt

[footer]

1. Rent

1750 m2 x 22.00 Dm/m2 Mon x 60 Mon	2310.00 DM

Period of August 1997 through December 1997

./.	1750	m2	x	22.00	DM/m2	Mon	x 5	Mon	192,500	DM	Rent
./.	1750	m2	x	5.00	DM/m2	Mon	x 5	Mon	43,750	DM	Ancillary costs
./.	40	PP	x	70.00	DM/Mon		x 5	Mon	14,000	DM	Parking space
./.	100	m2	x	10.00	DM/m2	Mon	x 5	Mon	5,000	DM	Cellar
./.	100	m2	x	13.00	DM/m2	Mon	x 5	Mon	6,500	DM	Storage
./.	1750	m2	x	5.50	DM/m2	Mon	x 5	Mon	48,125	DM	Services
./.	One-time payment								132,900	DM	M-commission
	Subtotal								442,775	DM
	Total								1,867,225	DM

Total rent payment 1,867,225 DM

Rental space 1750 m2 x Full term of 60 months                         = 17.78 DM/m2 a month

(Additionally an “AVOIDED COST” of about 60,000 DM over the term of the lease agreement by affixing the rent in writing).

2. Total rent:

Du Pont-Str. 1

1,750 m2 x 17.78. DM/m2 per month x 60 months	1,867,225 DM

Alternatively

1,750 m2 x 18.37 DM/m2 per month x 60 months	1,928,850 DM

[initials]

Manfred Gant

June 12, 1997

[signature]

1ST SUPPLEMENTAL CLAUSE

TO THE LEASE AGREEMENT FOR COMMERCIAL SPACE

BETWEEN

DU PONT DE NEMOURS (DEUTSCHLAND) GMBH

AND

LINOTYPE-HELL AG

OF JUNE 13, 1997

1.	Clause 1.1 of the Lease Agreement is supplemented as follows:

•	the space leased as office space is being upgraded effective September 1, 1997 by the amount of space identified in Attachment 1 (C), i.e., by 125 m2 to a total of 1,875 m2 of office space,

•	the space leased as cellar space is being upgraded effective September 1, 1997 by the amount of space identified in Attachment 1 (A), i.e., by 224 m2 to a total of 324 m2 of cellar space,

•	the space leased as storage space is being cancelled effective September 1, 1997,

•

technical space 13 m2 in size on the ground floor north is being additionally leased effective September 1, 1997 in the location identified in Attachment 1 (B) (room no. B-309) to be used as a photography laboratory.

There will be no additional employee parking spaces in the parking lot behind the administrative building.

2.1.	The rent set forth in Clause 3.1

•	for office space is being increased for each month effective September 1, 1997 by 2750.00 DM

(in words: two thousand, seven hundred and fifty) to a total of 41,250.00 DM

(in words: forty-one thousand, two hundred and fifty),

•	for cellar space is being increased for each month effective September 1, 1997 by 2240.00 DM

(in words: two thousand, two hundred and forty) to a total of 3240.00 DM

(in words: three thousand, two hundred and forty),

•	is being cancelled effective September 1, 1997 for storage space.

2.2	The rent for the technical space shall be 25.00 DM per m2 per month (in words: twenty-five), i.e., a total of 325.00 DM (in words: three hundred twenty-five)

[initials]

../2

3.	Otherwise the terms of the lease agreement of June 13, 1997 shall remain unchanged. They shall apply without limitation to the additional space leased as office space, in particular Clauses 2 and 3.3.

In the case of the technical space, however, with the exception of “electricity” the ancillary costs shall be contained in the rent. An installment payment is to be paid for “electricity.”

Bad Homburg v.d.H., [handwritten:] 06/11/97

[signature] ppa. [signature]

Du Pont de Nemours (DEUTSCHLAND) GmbH

Bad Homburg v.d.H., [handwritten:] 11/7/97

[signature]

HEIDELBERGER DRUCKMASCHINEN AG

16[illegible]

2nd SUPPLEMENTAL CLAUSE

TO THE LEASE AGREEMENT FOR COMMERCIAL SPACE

BETWEEN

DU PONT DE NEMOURS (DEUTSCHLAND) GMBH

AND

LINOTYPE-HELL AG

OF JUNE 13, 1997

1.	Clause 1.1 of the lease agreement is being supplemented to the effect that as of June 1, 1998 15 m2 of storage will be leased (Attachment 1 D).

2.	The rent referred to in Clause 3.1 for storage space shall amount to DM 195.00 effective June 1, 1998.

3.	Otherwise the terms of the lease agreement of June 13, 1997 shall remain unchanged.

Bad Homburg v.d.H., [handwritten:] June 22, 1998

[signature] ppa. [signature]

DU PONT DE NEMOURS (DEUTSCHLAND) GMBH

Bad Homburg v.d.H., [handwritten:] 07/08/98

[signature]

HEIDELBERGER DRUCKMASCHINEN AG